Exhibit 99.1

SPACEHAB, Inc. 12130 Highway 3, Bldg. 1 Webster, Texas 77598-1504 1.713.558.5000 fax: 1.713.558.5960 www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB REPORTS FINANCIAL RESULTS FOR FISCAL YEAR 2005

Houston, Texas, September 6, 2005 – SPACEHAB, Incorporated (NASDAQ/NMS: SPAB), a leading provider of commercial space services, today announced financial results for its 2005 fiscal year and fourth quarter ended June 30, 2005.

Fourth Quarter Results

SPACEHAB posted a fourth quarter fiscal 2005 net income of $0.1 million, or $0.01 per share, on revenue of $19.0 million compared with a fourth quarter fiscal year 2004 net loss of $2.3 million, or ($0.19) per share, on revenue of $11.1 million. Included in the current quarter is a charge of $0.5 million for the settlement of litigation with Lloyd’s of London.

“Although improved, our fourth quarter results were impacted due to additional slips in NASA’s launch of the space shuttle,” stated Michael E. Kearney, SPACEHAB President and Chief Executive Officer. “Following the quarter, we were delighted to be a part of the successful launch and subsequent landing of Discovery and her crew with the provision of our Integrated Cargo Carrier which now serves as a permanent spare parts warehouse on the International Space Station.”

Year End Results

SPACEHAB’s net income for fiscal 2005 ended June 30, 2005 was $5.2 million, or $0.37 per share, on revenue of $59.4 million compared to net income of $2.1 million, or $0.15 per share, on revenue of $77.6 million for the prior fiscal year.

“We are on the right path of accomplishing our financial objectives and returning the Company to profitability,” stated Brian K. Harrington, SPACEHAB Senior Vice President and Chief Financial Officer. “We have strengthened our balance sheet, continued to reduce costs, and we enter fiscal year 2006 with a contract backlog of $65.7 million.”

Liquidity

SPACEHAB’s cash and short-term investments were approximately $8.3 million as of June 30, 2005. In February 2005 the Company entered into a new revolving credit facility providing additional liquidity of up to $5.0 million secured by accounts receivable. This new bank facility replaced the previous revolving line of credit which was secured by pledged cash and invested cash assets. As of June 30, 2005 SPACEHAB had no advances outstanding against this facility.

Deferred revenue as of June 30, 2005 was reduced to $1.8 million compared to $7.2 million at June 30, 2004. The decrease is primarily due to the successful execution of a commercial contract, JETIS, with the Japan Aerospace Exploration Agency where SPACEHAB provided for the delivery of a thermal incubator system to the International Space Station via the Russian Progress.

Current liabilities decreased to $20.0 million at June 30, 2005 compared to $22.3 million at June 30, 2004 due to reductions in current deferred revenue, accounts payable, and repayment of the revolving loan payable outstanding at the end of the prior fiscal year. As of June 30, 2005 SPACEHAB carried a contract backlog of $65.7 million. Total backlog consists of all contract values over the entire life of each contract, excluding any portions previously recognized as revenues, but including unexercised contract options, anticipated award fees, expected task orders under existing contracts, and authorized orders not yet fully negotiated.

As announced in May 2005 the Company closed on a sale-leaseback transaction for the SPACEHAB Payload Processing Facility in Cape Canaveral, Florida as well as for the Houston, Texas Headquarters office. These transactions generated cash to further improve liquidity while providing attractive lease arrangements.

Update of Ongoing Operations

“In each of our business units, we continue to provide high-value services to our existing customers while developing new commercial solutions for doing business in space,” said Kearney. “In addition to supporting NASA on its objective to assemble and outfit the International Space Station, we are building upon our core capabilities to develop new services for the Agency as it prepares to return to the moon and beyond.”

The recent decision to launch the next shuttle mission no earlier than March 2006 is expected to have some impact on overall revenue within the SPACEHAB Flight Services business unit. However, SPACEHAB is compensated via a monthly asset maintenance agreement for any slips in missions under contract. Currently, SPACEHAB is contracted to provide assets and support for three upcoming shuttle missions: STS-121, STS-116, and STS-118, in order of scheduled launch dates.

Even with planned facility maintenance temporarily limiting payload processing support activities, SPACEHAB’s Astrotech subsidiary saw the successful launch of two spacecraft in the fourth quarter, both processed at Company operated facilities at the Sea Launch Home Port in California. A slip in the launch of the Boeing Satellite Systems’ GOES-N spacecraft impacted fiscal 2005 revenues that, upon launch, will be recognized in 2006.

SPACEHAB Government Services continues to provide configuration and data management services within the Program Integration and Control contract supporting the International Space Station program. This is a five-year initiative of which approximately three and a half years remain on the contract. NASA has the option to issue two one-year contract options that could expand the overall contract to seven years.

Conference Call

SPACEHAB will host a conference call at 10:00 a.m. Central time on September 6, 2005. During the call, management will discuss the Company’s year end and fourth quarter financial results as well as other recent and potential future developments relating to SPACEHAB. To participate on the call, please dial 866.613.5217 (domestic calls) or 678.460.1862 (international calls) and when prompted, enter the pin code 4182202 followed by the pound (#) key. A taped replay will be available following the conference call until 11:59 p.m. Eastern time on September 7, 2005 at 866.453.6660 (domestic calls) or 678.460.1866 (international calls) via access code 203395. To hear a replay of the call via the Internet, visit the Investor Information section of the SPACEHAB website at www.spacehab.com. This audio archived webcast of the conference call is available on the Company website for approximately one year.

About SPACEHAB, Incorporated

SPACEHAB, Incorporated (www.spacehab.com) is a leading provider of commercial and government space services with three primary business units. The Flight Services business unit develops, owns, and operates habitat and laboratory modules and cargo carriers aboard NASA’s Space Shuttles for Space Station resupply and research purposes. SPACEHAB’s Astrotech subsidiary provides payload processing support services for both commercial and government customers at company-owned facilities in Florida and California. The Company’s Government Services business unit supports NASA’s Johnson Space Center providing configuration management, product engineering, and support services for both the Space Station and Space Shuttle programs. Additionally, through The Space Store, Space Media provides space merchandise to the public and space enthusiasts worldwide (www.thespacestore.com).

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Kimberly Campbell

Vice President

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5049

campbell@spacehab.com

Tables follow

SPACEHAB, INCORPORATED AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2005	2004	2005	2004
Revenue	$18,958	$11,140	$59,401	$77,606
Costs of revenue	14,566	9,506	47,158	45,678

Gross profit	4,392	1,634	12,243	31,928

Operating expenses
Selling, general and administrative	2,827	2,028	9,383	10,908
Research and development	40	214	77	223
Nonrecurring charge, loss of Research Double Module	500	—	(7,744)	—
Goodwill impairment	—	—	—	8,274
Impairment of investment in Guigne	—	—	—	1,800

Total operating expenses	3,367	2,242	1,716	21,205

Income (loss) from operations	1,025	(608)	10,527	10,723
Interest expense	(1,417)	(1,461)	(5,716)	(8,237)
Interest and other income (expense), net	171	(2)	292	95

Income (loss) before income taxes	(221)	(2,071)	5,103	2,581
Income tax (expense) benefit	301	(255)	146	(506)

Net income (loss)	$80	$(2,326)	$5,249	$2,075

Income (loss) per share
Net income (loss) per share – basic	$0.01	$(0.19)	$0.42	$0.17

Shares used in computing net income (loss) per share – basic	12,644,358	12,563,072	12,613,491	12,450,320

Net income (loss) per share – diluted	$0.01	$(0.19)	$0.37	$0.15

Shares used in computing net income (loss) per share – diluted	14,163,713	12,563,072	14,190,281	14,141,949

SPACEHAB, INCORPORATED AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2005	June 30, 2004
ASSETS
Cash, restricted cash and investments	$8,297	$7,577
Accounts receivable, net	16,906	7,878
Property, plant, and equipment, net	73,647	79,600
Other assets, net	3,101	4,870

Total assets	$101,951	$99,925

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	20,031	22,301
Long-term liabilities	67,123	68,214
Stockholders’ equity	14,797	9,410

Total liabilities and stockholders’ equity	$101,951	$99,925

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